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                                                                     EXHIBIT 5


Opinion of Frederic Dorwart, Lawyers



                                  August 6, 1999



BOK Financial Corporation
Bank of Oklahoma Tower
Boston Avenue at Second Street
Tulsa, Oklahoma  74172

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of your common stock to be offered for the sale for the benefit of certain selling shareholders. The shares are to be sold from time to time by the selling shareholders as described in the Registration Statement. As your counsel in connection with these transactions, we have examined the proceedings taken and proposed to be taken in connection with the issue in sale of the shares.

         It is our opinion that the shares, when issued as described in the Registration Statement, will be legally and validly issued, fully paid, and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof and any amendment thereto.

                                   Sincerely,


                              /s/ FREDERIC DORWART

                                Frederic Dorwart